Exhibit 3.2

AMENDED AND RESTATED

CODE OF REGULATIONS

OF

SPARTON CORPORATION

ARTICLE I.

SHAREHOLDERS

Section 1. Annual Meeting. A meeting of the shareholders shall be held annually on such date, at such time and at such place as may be fixed by resolution of the Board of Directors, for the purpose of electing directors and voting on any other matter which may be properly considered and acted upon. The Board of Directors may postpone and reschedule any previously scheduled annual meeting of the shareholders.

Section 2. Special Meeting. Special meetings of the shareholders for any purpose or purposes may be called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or by a majority of the members of the Board of Directors acting with or without a meeting, or by the persons who hold of record not less than twenty-five percent (25%) of all the shares outstanding and entitled to vote on the proposal to be submitted at said meeting. Upon request in writing delivered either in person or by registered or certified mail, return receipt requested, to the Chairperson, Chief Executive Officer, President or Secretary, it shall be the duty of the Chairperson, Chief Executive Officer, President or Secretary to give notice of such meeting to the shareholders entitled to vote at such meeting.

Section 3. Place of Meeting. Any meeting of the shareholders of the Company may be held either within or without the State of Ohio. The Board of Directors is authorized to determine that a meeting shall not be held at a physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law.

Section 4. Notice of Meetings. Written notice of each annual or special meeting stating the time, place and purposes thereof shall be given by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, to each shareholder of record entitled to notice of the meeting, not less than seven (7) nor more than sixty (60) days before any such meeting. If mailed or sent by overnight delivery service, the notice shall be sent to the shareholder at the shareholder’s address as it appears on the records of the Company. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Each shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations.

Section 5. Quorum. At all meetings of shareholders, the holders of record of a majority of the outstanding voting shares of the Company, present in person or by proxy, shall constitute a quorum for the transaction of business. In the absence of a quorum, the holders of a majority of the voting shares present or represented may adjourn the meeting by resolution to a date and place fixed therein, and no further notice thereof shall be required. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

Section 6. Proxies. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote thereat by proxy or proxies appointed by an instrument in writing signed by the shareholder or by a verifiable communication authorized by the shareholder (e.g., electronic mail, facsimile or other transmission) and submitted to the Secretary at or before such meeting.

Section 7. Voting. Except as otherwise provided in the Articles of Incorporation, as amended (the “Articles”), every shareholder of record at the time fixed as provided in these Regulations for the determination of the shareholders entitled to vote at such meeting shall be entitled to one (1) vote on each proposal submitted to the meeting for each share standing in said shareholder’s name at the time so fixed.

Section 8. Organization. The Chairperson of the Board or in the event of his or her absence, the Chief Executive Officer, shall preside at all meetings of the shareholders, but in the event of their absence, the Directors attending the meeting may appoint any officer to act as presiding officer at the meeting. The Secretary of the Company shall act as Secretary of all meetings of the shareholders, but in his or her absence the presiding officer may appoint any person to act as Secretary of the meeting.

Section 9. Order of Business and Rules. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer shall determine the order of business of each meeting of shareholders. The presiding officer shall also determine the rules of procedure for the meeting and shall have the authority to regulate the conduct of any such meeting as he or she deems appropriate.

Section 10. Notice of Shareholder Business and Nominations to be Brought Before a Meeting of Shareholders.

A. Business Properly Brought Before an Annual Meeting of Shareholders. Nominations of persons for election to the Board of Directors, or the proposal of other business to be considered by the shareholders, may be made at an annual meeting of shareholders only if properly brought before the meeting. To be properly brought before an annual meeting of shareholders, any director nominations or other business must be (i) brought before the meeting by the Company and specified in the notice of meeting given by or at the direction of the Board of Directors, (ii) brought before the meeting by the presiding officer or by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder who

(A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Company) both at the time of giving the notice provided for in this Section 10 and at the time of the annual meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 10 as to such business. Except for proposals properly made in accordance with Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a shareholder to make nominations or propose other business to be brought before an annual meeting of shareholders.

B. Requirement of Timely Notice of Shareholder Business and Nominations for Director for the Annual Meeting of Shareholders.

(i) To properly bring business before an annual meeting of shareholders, a shareholder must provide (A) Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Company and (B) any updates or supplements to such notice at the times and in the forms required by this Section 10.

(ii) With respect to any nominations of persons for election to the Board of Directors, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than one hundred and twenty (120) days nor more than two hundred and forty (240) days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the two hundred and fortieth (240th) day prior to such annual meeting and not later than the one hundred and twentieth (120th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made.

(iii) With respect to any other business (other than shareholder nomination of directors), a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than one hundred and twenty (120) days nor more than two hundred and forty (240) days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the two hundred fortieth (240th) day prior to such annual meeting and not later than the one hundred and twentieth (120th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made.

(iv) Any notice of nominations or other business within the time periods referred to in clauses B(ii) and (iii), respectively, is a “Timely Notice” for purposes of such nomination or other business. In no event shall any adjournment or postponement of an annual meeting of shareholders, or the announcement thereof, commence a new time period for the giving of Timely Notice as described above.

C. Business Properly Brought Before a Special Meeting of Shareholders. At a special meeting of shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Sections 2 and 4 of this Article I, (ii) otherwise brought before the meeting by the chair of the meeting or (iii) brought before the meeting by or at the direction of the Board of Directors. Nominations of persons for election to the Board of Directors may not be made at a special meeting of shareholders unless directors are to be elected pursuant to the Company’s notice of meeting. In such case, any shareholder of the Company who (I) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Company) both at the time of giving the notice provided for in this Section 10 and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Section 10 as to such nomination, may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting.

D. Requirement of Timely Notice of Shareholder Nominations for Special Meeting of the Shareholders Held for the Purpose of Electing One or More Directors. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder meeting the criteria in Section 10(C) above may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice with respect to any nomination shall be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the two hundred and fortieth day prior to such special meeting and not later than the close of business on the later of the one hundred and twentieth (120th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

E. Requirements for Proper Form of Shareholder Notice. To be in proper form for purposes of this Section 10, a shareholder’s notice to the Secretary of the Company must:

(i) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as they appear on the Company’s books, and the name and address of such beneficial owner, (B) the class and number of shares of the Company which are held of record by such shareholder as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company held of record on such record date, (C) the class and number of shares of the Company which are held of record or are beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by such beneficial owner as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company beneficially owned by such shareholder and such beneficial owner on such record date, (D) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (E) such shareholder’s and beneficial owner’s written consent to the public disclosure of information provided to the Company pursuant to this Section 10;

(ii) set forth, as to the shareholder giving the notice or, if given on behalf of a beneficial owner, as to the beneficial owner on whose behalf the nomination or proposal is made (A) any agreements, arrangements or understandings entered into by the shareholder or beneficial owner, as appropriate, and its affiliates with respect to equity securities of the Company, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the Company, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, (B) to the extent not covered in clause (A) above, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the shareholder or beneficial owner), and (C) a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the information set forth in clause (A) and (B) above as of such record date;

(iii) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, in such business and (B) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(iv) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (A) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Rule 14a-11 of the Exchange Act or in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate therewith or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(v) set forth a representation that such shareholder intends to appear at the annual meeting to bring such nomination or other business before the annual meeting;

(vi) set forth such other information as may reasonably be required by the Board of Directors as described in the Company’s proxy statement for the preceding year’s annual meeting; and

(vii) be followed, within five business days after the record date for such meeting, by the written notice providing the information described in clauses (i) and (ii) above.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

F. Determination of Business Not Properly Brought Before a Meeting. Only such persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10. Except as otherwise provided by law, the Articles of Incorporation of the Company or these Regulations, the determination of whether any nomination or business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Section 10 will be made by the presiding officer of such meeting. If the presiding officer determines that any nomination or business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

G. Rule 14a-8; Rule 14a-11; Exchange Act Compliance. This Section 10 is expressly intended to apply to any nomination or business proposed to be brought before a meeting of shareholders other than any shareholder proposal made pursuant to Rule 14a-8 or Rule 14a-11 under the Exchange Act or other applicable Exchange rule applying to shareholder proposals. Notwithstanding the foregoing provisions of this Section 10, a shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 10. Nothing in this Section 10 will be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 or Rule 14a-11 under the Exchange Act or other applicable Exchange rule applying to shareholder proposals.

H. Definition of Public Announcement. For purposes of this Section 10, “public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act.

Section 11. Appointment of Inspector. The Board of Directors in advance of any meeting of shareholders may appoint an inspector or inspectors to act at such meeting or any adjournment thereof. If an inspector or inspectors of election are not so appointed, the presiding officer of the meeting may make such appointment. If there are three (3) or more inspectors, the decision, act or certificate of a majority of them shall be effective in all respects as the decision, act or certificate of all. The inspector or inspectors shall determine the number of shares outstanding, the voting rights with respect to each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies. The inspector or inspectors shall also receive votes, ballots, assents, consents, waivers and releases, hear and determine all challenges and questions in any way arising in connection with the vote, count and tabulate all votes, assents, consents, waivers and releases, determine and announce the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. No inspector need be a shareholder. The certificate of the inspector or inspectors shall be prima facia evidence of the facts stated therein and of the vote as certified by the inspector or inspectors.

Section 12. List of Shareholders. At any meeting of shareholders, a list of shareholders entitled to vote, alphabetically arranged, showing the addresses of, and the number and classes of shares held by, each shareholder on the record date fixed (as provided in Article II, Section 9 below) shall be produced, and such list shall be prima facia evidence of the ownership of shares and of the right of the shareholders to vote when certified by the Secretary or by the agent of the Company having charge of the transfer of the Company’s shares.

Section 13. Action without Meeting. Except as otherwise expressly provided in these Regulations, any action which may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting in a writing or writing signed by all of the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, which writing or writings shall be filed with or entered upon the records of the Company.

ARTICLE II.

BOARD OF DIRECTORS

Section 1. General Powers. The business, property and affairs of the Company shall be managed by the Board of Directors. The Board of Directors may adopt By-Laws for their government and may exercise all powers and do all things as may be lawfully exercised and done by a corporation, subject to the Articles, the Regulations and Ohio law.

Section 2. Number and Classification. The Board of Directors shall be composed of no fewer than seven (7) persons as determined from time to time in accordance with this Section 2. All director nominees shall stand for election to terms expiring at the next succeeding annual meeting, with each director to hold office until his successor is elected and qualified subject, however, to his prior resignation, removal from office or death. The number of directors may be fixed or changed by (i) shareholders at any meeting of shareholders called to elect directors at which a quorum is present, by the vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the proposal; or (ii) by a majority vote of the directors then holding office.

No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

Section 3. Election of Directors. Except as otherwise provided by the Articles of Incorporation at each meeting of the shareholders for the election of directors at which a quorum is present, the persons not exceeding the authorized number of directors, receiving the greatest number of votes of the shareholders present in person or by proxy, shall be the directors. No person shall be eligible for election as a director of the Corporation if at the time of such election that person has reached the age of 73. Persons serving as directors at the time of their 73rd birthday may continue to serve until the next annual meeting of the shareholders.

Section 4. Removal. The Board of Directors may remove any director and thereby create a vacancy in the Board:

A. If the director is declared of unsound mind by an order of court, or is adjudicated a bankrupt.

B. If a director within sixty (60) days from the date of his or her election does not qualify as such by either (i) accepting in writing his or her election as a director, or (ii) being present and acting as a director in a duly called meeting of the Board of Directors.

Directors may be removed from office by shareholders by the vote of the holders of record of a majority of the outstanding voting shares of the Company, present in person or by proxy, voting as a single class, in accordance with Ohio law.

Section 5. Vacancies. Vacancies in the Board of Directors for any reason, including resulting from an increase by directors in the number of directors, may be filled by the remaining directors, though less than a majority of the whole authorized number of directors, by the vote of a majority of the remaining directors. A vacancy shall also be deemed to exist in case the shareholders increase the authorized number of directors but fail at the meeting at which such increase is authorized or in adjournment thereof, to elect the additional directors so provided for, or in the case the shareholders fail at any time to elect the whole authorized number of directors.

Section 6. Meetings. Regular meetings of the Board of Directors, including the annual meeting of the Board of Directors, shall be held at such time and place, within or without the State of Ohio, as may be fixed by the Board of Directors.

Special meetings of the Board of Directors may be called at any time by the Chairperson of the Board of Directors, the Chief Executive Officer or by the President (on notice to each director as hereinafter provided) to be held at such time and place, within or without the State of Ohio, as shall be fixed by the officer calling the meeting, and special meetings shall be called by the Chairperson of the Board of Directors, or by the Chief Executive Officer or by the President (on notice to each director as hereinafter provided) on the written request of a majority of the members of the Executive Committee or of the Board of Directors, to be held at such time and place, within or without the State of Ohio, as shall be designated in such written request.

The Secretary of the Company shall give notice of the time and place of each regular or special meeting of the Board by personal delivery or overnight delivery service or by mail, telegram, cablegram, or electronic mail of such notice to each director at least three (3) days, or by telephoning such notice at least two (2) days before the time fixed for such meeting, except the meeting following the annual shareholders’ meeting, which meeting shall require no notice.

Attendance at the meeting by a director without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall constitute waiver of such notice by such director. Notice of adjournment of a meeting need not be given if a time and place to which it is adjourned are fixed and announced at the meeting.

Meetings of the Board of Directors may be held through any telephonic or other communications equipment if all directors participating in the meeting can hear each other and participation in such a meeting shall constitute presence at the meeting.

Section 7. Quorum and Action. A majority of the directors then holding office shall be necessary to constitute a quorum for the transaction of business, provided, however, that the directors present at any directors’ meeting, though less than such majority, may adjourn such meeting from time to time. No notice of any adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken. The act of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors.

Section 8. Action without Meeting. Any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting in a writing or writings signed by all of the directors, which writing or writings shall be filed with or entered upon the records of the Company.

Section 9. Fixing of Record Date

A. For any lawful purpose, including, without limitation, the determination of the shareholders who are entitled to:

(i) receive notice of or to vote at a meeting of shareholders;

(ii) receive payment of any dividend or distribution;

(iii) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to contract rights with respect thereto; or

(iv) participate in the execution of written consents, waivers or releases, the directors may fix a record date which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (i), (ii), and (iii) above, shall not be more than sixty days preceding the date of the meeting of the shareholders, or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt or the exercise of rights, as the case may be.

B. The record date for the purpose of clause (i) of paragraph A of this section shall continue to be the record date for all adjournments of such meeting, unless the Directors, subject to the limitations set forth in paragraph A of this section, fix another date, and in case a new record date is so fixed, notice of the record date and of the date to which the meeting shall have been adjourned shall be given to shareholders of record as of said date in accordance with the same requirements as those applying to a meeting newly called.

C. The directors may close the share transfer books against transfers of shares during the whole or any part of the period provided for in paragraph A above, including the date of the meeting of the shareholders and the period ending with the date, if any, to which adjourned.

D. If no record date is fixed therefor, the record date for determining the shareholders who are entitled to receive notice of, or who are entitled to vote at, a meeting of shareholders, shall be the fifteenth (15th) day preceding the meeting, exclusive of such day.

Section 10. Committees. The Board of Directors may from time to time create or discontinue an Executive Committee, a Nominating/Corporate Governance Committee, a Compensation Committee, an Audit Committee and such other committees as it may deem to be advisable and may delegate to any such committee any of the powers of the Board of Directors, other than that of filling vacancies among the directors or in any committee of the directors and other than the authority to adopt, amend or repeal any Regulation. Any such committee shall be composed of not less than three members of the Board of Directors to serve until otherwise ordered by the Board of Directors and shall act only in the interval between meetings of the Board of Directors and shall be subject at all times to the control and direction of the Board of Directors. The Board of Directors may appoint one or more directors as alternate members of any such committee, who may take the place of any absent member or members at any meeting of such committee.

Any such committee may act by a writing or writings signed by all its members or by a majority of any such committee present at a meeting at which a quorum is present. Meetings of any committee may be held at any time within or without Ohio and through any communications equipment if all persons participating can hear each other. Participation through use of communications equipment shall constitute presence at the meeting. A majority of the whole authorized number of members of any such committee is necessary to constitute a quorum for a meeting of that committee. Any act or authorization of an act by any such committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the Board of Directors.

Section 11. Compensation. The Board of Directors may, irrespective of any financial or personal interest of any of them, establish reasonable compensation for services to the Company by directors and officers. The Board of Directors may delegate this authority to a Committee of the Board of Directors. The Board of Directors may also reimburse directors for the reasonable expenses incurred in the performance of their duties, including travel and other expenses incidental to their attendance at Board of Directors and committee meetings.

Section 12. Resignation. Any director of the Company may resign at any time by delivering a written notice of his resignation to the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Company. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, or, unless, as applicable, in connection with a resignation relating to a director’s failure to receive more votes cast for him than against him in an uncontested election of directors, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE III.

OFFICERS

Section 1. Positions, Term of Office and Vacancies. The Board of Directors shall annually elect the Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer, and may also annually elect the Chairperson of the Board, one or more Assistant Secretaries and one or more Assistant Treasurers. The Board of Directors may further elect or appoint such other officers or agents as the Board of Directors may from time to time deem necessary, who shall have such authority and perform such duties as may be prescribed by the Board of Directors. Each officer shall hold office until the next annual shareholders’ meeting and until his or her successor is elected and qualified unless sooner removed by the Board of Directors, which the Board shall have the power to do at any time, with or without cause, without prejudice to the contract rights of such officer. Any two (2) or more of the offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two (2) or more officers.

Under this section, the Chief Executive Officer shall have the power to suspend or remove any officer of the Company, except the Chairperson of the Board of Directors, subject to the right of the Board of Directors or the Executive Committee to reinstate such officer.

Section 2. Chairperson of the Board of Directors. The Chairperson of the Board of Directors shall preside at all meetings of the Board of Directors. The Chairperson shall also have such other powers and duties as the Board of Directors may from time to time authorize or impose.

Section 3. Chief Executive Officer. The Chief Executive Officer shall perform such duties as from time to time may be imposed upon him or her by the Board of Directors or by the Executive Committee. The Chief Executive Officer shall be vested with and responsible for those duties specifically imposed upon the President of the Company by the code of regulations and applicable statutes in effect in the State of Ohio, notwithstanding the appointment of a President of the Company. The Chief Executive Officer shall be responsible for the general management of the Company’s business and affairs, subject, however, at all times to the control of the Board of Directors and of the Executive Committee.

In the event of the absence of or disability of the Chairperson of the Board of Directors or in the event no Chairperson of the Board is elected, the Chief Executive Officer, if a Director, shall preside at all meetings of the Board of Directors and the Executive Committee of the Board of Directors.

Section 4. President. The President shall be an executive officer of the Company and shall perform such duties as from time to time may be imposed upon him or her by the Board of Directors, the Chief Executive Officer or by the Executive Committee. The Chief Executive Officer may serve simultaneously as the President of the Company. The President shall be subject at all times to the control of the Board of Directors, the Chief Executive Officer and of the Executive Committee.

In the absence of or disability of the Chief Executive Officer, the President shall be responsible for the performance of the duties of the Chief Executive Officer, unless the Board of Directors shall otherwise provide.

Section 5. Vice Presidents. The Vice Presidents of the Company shall perform such duties as from time to time may be respectively imposed upon them by the Board of Directors or by the Executive Committee or by the Chief Executive Officer or President. If the same individual serves as the Chief Executive Officer and President of the Company and that individual is absent or disabled precluding the discharge of his or her duties to the Company, or in the event of a vacancy in the offices, then (i) the Vice President who is designated Executive Vice President, or (ii) if no person is designated as the Executive Vice President, the Vice President who is most senior by service to the Company, shall be vested with all the Chief Executive’s powers and be required to perform all the Chief Executives’ duties, unless the Board of Directors shall otherwise provide.

The Board of Directors may specifically designate any Vice President of the Company as Executive Vice President or Senior Vice President or other designation or title, and assign to him or her such powers and duties as the Board of Directors may determine.

Section 6. Secretary. The Secretary shall perform such duties as from time to time may be imposed upon the Secretary by the Board of Directors, the Executive Committee, the Chief executive Officer or the President.

The Board of Directors or the Executive Committee may from time to time designate an individual or individuals, who may be an officer or a director, to record the minutes of meetings of the Board of Directors, the Executive Committee and all other committees of the Board of Directors.

Section 7. Assistant Secretaries. The Assistant Secretaries of the Company shall perform such duties as from time to time may be respectively imposed upon them by the Board of Directors or by the Executive Committee, the Chief Executive Officer, or by the President, and in case of the absence or disability of the Secretary or of a vacancy in his office, the Assistant Secretary (or if there be more than one Assistant Secretary, then the Assistant Secretary who is then the senior in office) shall be vested with all the Secretary’s powers and required to perform all the Secretary’s duties, unless the Board of Directors shall otherwise provide.

Section 8. Treasurer. The Treasurer shall be the Chief Financial Officer of the Company and shall have charge and custody of and be responsible for all funds and securities of the Company, and shall deposit all such funds in the name and to the credit of the Company in such depositaries as may be designated by the Board of Directors or by the Executive Committee. The Treasurer shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company. The Treasurer shall have full authority to receive and receipt for all moneys due the Company, and shall render to the Chief Executive Officer, the President and to the Chairperson of the Board of Directors and to the Board of Directors and to the executive Committee, whenever any of them may require it, an account of all his or her transactions as Treasurer, and shall perform such other duties as may be required by the Board of Directors or by the Executive Committee, the Chief Executive Officer, or by the President.

Section 9. Assistant Treasurer. The Assistant Treasurers of the Company shall perform such duties as from time to time may be respectively imposed upon them by the Board of Directors or by the Executive Committee, the Chief Executive Officer, or by the President, and in the case of the absence or disability of the Treasurer or of a vacancy in his or her office, the Assistant Treasurer (or if there be more than one Assistant Treasurer, then the Assistant Treasurer who is then the senior in office) shall be vested with all the Treasurer’s powers and required to perform all the Treasurer’s duties, unless the Board shall otherwise provide.

Section 10. Absence or Disability. In the case of absence or disability of any officer of the Company, or for any reason that may seem sufficient to the Board of Directors or to the Executive Committee, the Board of Directors or the Executive Committee, except as prohibited by law, may delegate that officer’s powers and duties to any other officer.

Section 11. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Company. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 12. Authority to Sign. All checks, drafts and orders for the payment of money of the Company shall be signed by the Chief Executive Officer, the President or by any Vice President and the Treasurer or Assistant Treasurer or by any two Vice Presidents or by the Treasurer and the Assistant Treasurer except when otherwise specifically provided by resolution of the Board of Directors or of the Executive Committee. The Chief Executive Officer, the President, any Vice President, the Treasurer or any Assistant Treasurer is authorized to endorse for collection or deposit to the credit of the Company any and all checks, drafts, bills of exchange, promissory notes, orders, certificates of deposit and acceptances.

Contracts, deeds and other documents executed by the Company may be signed in the name and on behalf of the Company by the Chief Executive Officer, the President or any Vice President and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer except when otherwise specifically provided by resolution by the Board of Directors or the Executive Committee, provided, however, that one person shall not sign in more than one capacity unless the Board of Directors or Executive Committee shall so direct.

The Board of Directors or the Executive Committee may authorize any other officer or officers or agent or agents of the Company to act as an authorized signer of any of the foregoing in the name and on behalf of the Company.

ARTICLE IV.

INDEMNIFICATION

Section 1. Indemnification. The Company shall indemnify any director or officer and any former director or officer (and his or her heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that he or she is or was such director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by Ohio law. The indemnification provided for herein shall not be deemed to restrict the right of the Company to indemnify employees, agents and others to the extent not prohibited by Ohio law.

Section 2. Advancement of Expenses. Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager or agent in defending any action, suit or proceeding, whether civil or criminal, administrative or investigative, may be paid by the Company in advance of the final disposition of the action, suit, or proceeding, as authorized by the Board in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he or she is not entitled to be indemnified by the Company.

Section 3. Insurance. The Company shall purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, or employee of the Company and may purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was an agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee, member, manager or agent of another Company, joint venture, partnership, trust or other enterprise, against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under Ohio law.

Section 4. Agreements. The Company is expressly authorized to enter into any indemnification or insurance agreements with or on the behalf of any person who is or was a director, officer, employee or designated agent of the Company or is or was serving at the request of the Company as a director, officer, employee, member, manager or designated agent of another Company, domestic or foreign, non-profit or for profit, a limited liability company, partnership, joint venture, trust or other enterprise, in accordance with the terms of this Article IV. Such agreements may include, but are not limited to, agreements providing for indemnification or the advancement of expenses, agreements providing for insurance, indemnification or the advancement of expenses by way of self-insurance, whether or not funded through the use of a trust, escrow agreement, letter of credit, or other arrangement, in accordance with subsection (a) of this Article IV, and agreements providing for insurance or indemnification through the commercial insurance market.

Section 5. Non-Exclusivity of Rights. The rights to indemnification conferred by this Article IV shall not be exclusive of any other right which any person may have or hereafter acquire under the statute, the Company’s Articles of Incorporation, these Regulations, any agreement, any vote of shareholders or of disinterested directors, or otherwise.

ARTICLE V.

CERTIFICATES FOR SHARES

Section 1. Issue of Certificates. The shares of capital stock of the Company may be represented by certificates or they may be uncertificated. If the shares are to be represented by certificates, then the Board of Directors shall provide for the issue and transfer of the certificates of capital stock of the Company, and shall prescribe the form of such certificates. Every owner of stock of the Company shall be entitled to a certificate of stock which shall be under the seal of the Company (which seal may be a facsimile, engraved or printed), specifying the number of shares owned by such owner, and which certificate shall be signed by the Chief Executive Officer or the President or Vice-President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company. Said signatures may, wherever permitted by law, be facsimile, engraved or printed. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Company. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 2. Transfer Agents and Registrars. The Company may have one or more Transfer Agents and one or more Registrars of its stock, whose respective duties the Board of Directors may, from time to time, prescribe. If the Company shall have a Transfer Agent, no certificate of stock shall be valid until countersigned by such Transfer Agent, and if the Company shall have a Registrar, until registered by the Registrar. The duties of the Transfer Agent and Registrar may be combined.

Section 3. Transfer of Shares. The shares of the Company shall be transferable only upon it books and by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Company by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the Board of Directors may designate for such purpose, and new certificates shall thereupon be issued.

Section 4. Addresses of Shareholders. Every shareholder shall furnish the Transfer Agent, or in the absence of a Transfer Agent, the Registrar, or in the absence of a Transfer Agent and a Registrar, the Secretary, with an address at or to which notices of meetings and all other notices may be served upon or sent to such shareholder.

Section 5. Lost, Stolen and Destroyed Certificates. The Board of Directors may direct a new certificate or certificates of stock to be issued in the place of any certificate or certificates theretofore issued and alleged to have been lost, stolen or destroyed; but the Board of Directors when authorizing such issue of a new certificate or certificates, may in its discretion require the owner of the stock represented by the certificate so lost, stolen or destroyed or the shareholder’s legal representative to furnish proof by affidavit or otherwise to the satisfaction of the Board of Directors of the ownership of the stock represented by such certificate alleged to have been lost, stolen or destroyed and the facts which tend to prove its loss, theft or destruction. The Board of Directors may also require such person to execute and deliver to the Company a bond, with or without sureties, in such sum as the Board of Directors may direct, indemnifying the Company against any claim that may be made against it by reason of the issue of such new certificate. The Board of Directors, however, may in its discretion, refuse to issue any such new certificate, except pursuant to court order.

ARTICLE VI.

FISCAL YEAR

Section 1. Fiscal Year. The fiscal year of the Company shall begin on the first (1st) day of July and end on the thirtieth (30th) day of June in each year. Effective July 1, 2015, the fiscal year of the Company shall be a 52-53 week year ending on the Sunday which is nearest to the last day of June in each year.

ARTICLE VII.

FORUM FOR ADJUDICATION OF DISPUTES

Section 1. Forum for Adjudication of Disputes. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees alleging a violation of Corporate Matters, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine shall be a state or federal court located within the State of Ohio in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article VII. “Corporate Matters” means the Corporation Law of the Ohio Revised Code, the Company’s Second Amended Articles of Incorporation, as amended, these Regulations, and the bylaws.

ARTICLE VIII.

AMENDMENTS

Section 1. Amendments. These Regulations may be altered, amended, added to or repealed by the Board of Directors (to the extent permitted by the Ohio General Corporation Law) or by the affirmative vote of the shareholders of record holding a majority of the outstanding shares on such proposal or, without a meeting, by the written consent of the shareholders of record holding 66-2/3% or more of the outstanding shares on such proposal.

If an amendment is adopted by written consent without a meeting of the shareholders, it shall be the duty of the Secretary to enter the amendment in the records of the Company and to mail a copy of such amendment to each shareholder of record who would be entitled to vote thereon and did not participate in the adoption thereof.